BOVIE MEDICAL CORPORATION NAMES J. ROBERT SARON PRESIDENT; APPOINTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

Melville, New York, March 21, 2011 Bovie Medical Corporation (the “Company”)
(NYSE-AMEX: BVX), a manufacturer and marketer of electrosurgical products, today announced it has named J. Robert Saron as president of the Company and appointed Lawrence Waldman and Michael Geraghty to serve on the Company’s Board of Directors effective March 15, 2011.

Mr. J. Robert Saron has served as a director of the Company since 1988 to present and is currently the Chief Sales and Marketing Officer. Mr. Saron also currently serves on one industry board as past president and director of the Health Care Manufacturing Management Council and formerly served as a director on the Health Industry Distributors Association Education Foundation. Mr. Saron has over 32 years of executive marketing and distribution experience in the medical industry.

Mr. Andrew Makrides, who previously held the position of president, will remain CEO and Chairman of the Board of Directors.

Mr. Lawrence Waldman is a certified public accountant and is currently the Partner-in-Charge of the Commercial Audit Practice Development of the accounting firm Holtz Rubenstein Reminick LLP. He has significant experience in public accounting, including over thirty years as an audit partner working with a wide range of public and privately-held clients. He possesses extensive knowledge and experience in all aspects of SEC periodic reporting and will serve on Bovie’s audit committee. Mr. Waldman has served on several civic, charitable, industry and business boards throughout the Long Island area. He is also an associate Adjunct professor of accounting theory and auditing in the graduate school at the Hofstra University School of Business.

Mr. Michael Geraghty has over twenty-five years of sales management experience in the medical /surgical device field. He currently serves as Executive Vice President of Global sales for Optos Inc., a manufacturer and marketer of retinal imaging devices for screening, detection and diagnosis of eye related conditions. Mr. Geraghty specializes in building independent direct sales teams in the medical device industry and has extensive domestic and international sales and marketing experience.

In other news, board member Dr. Peter Pardoll resigned from the board effective March 15, 2011.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission.  For forward-looking statements in this new release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

Contact Information:
Investor Relations
John Aneralla
Buttonwood Advisory Group, Inc. Phone (800) 940-9087